UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2012

Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

MARYLAND (Brandywine Realty Trust)	001-9106	23-2413352
DELAWARE (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)

(610) 325-5600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

As we previously reported in our Form 8-K filed on December 16, 2011, Brandywine Realty Trust and Brandywine Operating Partnership, L.P. entered into binding agreements for lender commitments related to (i) a new $600 million four-year unsecured revolving credit facility (the “Revolving Credit Facility”) and (ii) three unsecured term loans in the initial aggregate amount of $600 million (collectively, the “Term Loans”), consisting of a $150 million three-year loan, a $250 million four-year loan and a $200 million seven-year loan.
We closed on the Revolving Credit Facility and the Term Loans on February 1, 2012 and used proceeds from the initial advances under the Term Loans to repay all balances outstanding under, and we concurrently terminated, our then existing unsecured revolving credit facility and unsecured term loan facility, both of which were scheduled to mature on June 29, 2012.
            We previously reported in our earlier Form 8-K that we executed hedging transactions that: (i) fix the rate on the $200 million seven-year term loan at a 3.623% average for its full term and (ii) fix the rate on $200 million of notional principal for the other loans at rates in a range of 2.470% to 2.704% for periods of three to four years.  Since that filing, we have executed hedging transactions on an additional $100 million of notional principal for other loans at rates in a range of 2.780% to 2.910% for periods from 4.5 to five years.   All hedges commenced on February 1, 2012 and the rates are inclusive of the LIBOR spread based on our current investment grade rating.

Item 1.02 Termination of a Material Definitive Agreement

 We incorporate by reference into this Item 1.02 the information in Item 1.01 above with respect to our repayment and termination of our existing unsecured revolving credit facility agreement and our unsecured term loan facility agreement, which we listed as Exhibits 10.1 and 10.2, respectively, in the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By: /s/ Howard M. Sipzner______________
     Howard M. Sipzner
     Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, L.P.,
By: Brandywine Realty Trust, its sole General Partner

By: /s/ Howard M. Sipzner_______________
     Howard M. Sipzner
     Executive Vice President and Chief Financial Officer

Date: February 1, 2012